Exhibit 99.1

Griffin, Istock Elected to Camelot Board of Directors

UNIVERSAL CITY, CA -- (Marketwire) -- 12/30/10 -- Camelot Entertainment Group, Inc. (OTCBB: CMGR) ("Camelot") announced today that Steven Istock and Leo Griffin have been elected to serve on the Company’s Board of Directors. On Monday, December 13, 2010, at the Company’s Annual Stockholder Meeting, Camelot Chief Financial Officer and Director Steven Istock was elected to the Board of Directors with 28,556,299,749 votes for (90.13% of the votes eligible to be cast) and 8,658,966 votes against (.03%). Leo Griffin was elected to the Board of Directors with 28,564,958,715 votes for (90.16%) and 0 against. Mr. Griffin will serve as an independent director. Both directors were elected to a term of five years. Mr. Griffin will accept his election and join the Board of Directors once the Company has secured its new directors and officers (“D&O”) insurance policy, which the Company expects to have in place during January 2011. Until that time, Mr. Griffin is serving as a special consultant to the Board of Directors.

Steven Istock, 44, Director, Chief Financial Officer, joined Camelot as CFO and as a member of our Board of Directors on July 1, 2010.  Mr. Istock has a substantial corporate, entertainment and international finance background with over fifteen years’ experience as a senior banker and finance manager.  Mr. Istock specializes in the development, structuring and funding of debt and equity transactions.  He has participated in over $2 billion in transactions for a wide range of public and private corporate clients.

Since March 2008, Mr. Istock has been the President and CEO of California Pictures and a Partner and CFO of Strategic Film Partners since May of 2006, which produce and distribute motion picture content worldwide.  He also advises domestic and international clients on structuring financing for a variety of projects in the beginning, middle and closing stages of development and production.  While serving as a Vice-President of Lending for American Business Bank between November 2005 and December 2006, Mr. Istock made his initial investment into Strategic Film Partners.

As a senior Vice President and Finance Manager for Merrill Lynch in Beverly Hills between January 2000 and November 2005, Mr. Istock was responsible for managing and closing all of the commercial, entertainment and real estate loan transactions for five area offices as well as directing and managing all local transactions with the mergers and acquisitions, private equity and real estate syndication bankers within Merrill Lynch and other affiliated firms worldwide.  He earned the Series 7, 63, 65 licenses and Merrill Lynch Certified Financial Manager accreditation and was approved for the California Finance Lenders License by the State of California.

Mr. Istock graduated from the University of Michigan in Economics and English in 1989, with post-graduate work at Charles University in Prague in 2007.

Leo Griffin, 40, Director, has been a Principal at Clarity Partners, a private equity firm managing over US $1 billion and focused on the media, communications, and business services sectors, from 2006 to present.  From 2003 through 2006, Mr. Griffin was a Principal at Monitor Ventures, the venture capital and advisory arm of the Monitor Group, a global strategy consulting firm and merchant bank.  At Monitor Ventures, Mr. Griffin focused on advising and investing in various communications and media companies.  From 1998 through 2003, Mr. Griffin served as a strategy consultant with Monitor Group’s consulting arm, where he helped to found MarketSpace, a consulting practice focused on new media businesses.

Mr. Griffin currently serves as a member of the boards of directors of CaseStack, Inc., Critical Media, Inc. and ImpreMedia, Inc.  Mr. Griffin holds a degree in Industrial Economics from the London School of Economics (1992) and received his MBA with distinction from the Kellogg School at Northwestern University in 1998.

ABOUT CAMELOT ENTERTAINMENT Camelot Entertainment Group, Inc. (www.camelotent.com) is a US publicly traded company (OTCBB: CMGR) with four divisions: Camelot Film Group, Camelot Distribution and DarKnight Pictures, Camelot Studio Group and Camelot Production Services Group. Camelot is building a different kind of motion picture studio infrastructure by redefining the development, financing, production, and distribution process. Camelot is a member of the Independent Film & Television Alliance (IFTA).

NOTES ABOUT FORWARD-LOOKING STATEMENTS

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including those described in the Company's Securities and Exchange Commission reports and filings.

Certain statements contained in this release that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Forward-looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made.

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Contact:  Jonathon Russo  Camelot Entertainment  Email Contact  (772) 919-8747  Media Contact:  Jessica Kelly  Camelot Distribution  Email Contact  (818) 308-885